Prospectus Supplement No. 2

Filed Pursuant to Rule 424(b)(3)

File No. 333-131147

Prospectus Supplement No. 2

(to Prospectus dated April 3, 2006)

This Prospectus Supplement No. 2 supplements and amends the Prospectus dated April 3, 2006, as supplemented and amended by Prospectus Supplement No. 1 thereto dated April 7, 2006 (collectively, the “Prospectus”), relating to the sale from time to time of up to 78,025,366 shares of our common stock by certain selling shareholders.

On May 12, 2006, we filed with the U.S. Securities and Exchange Commission the attached Form 8-K relating to our issuance of stock options to our non-employee directors and our designation of Gary O. Tegan, our Vice President, Marketing, as an “executive officer.”  The attached information supplements and supersedes, in part, the information contained in the Prospectus.

This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 2 supersedes the information contained in the Prospectus.

Our shares of common stock are quoted on the OTC Bulletin Board and trade under the ticker symbol “MDCV.”  On May 11, 2006, the closing price of a share on the OTC Bulletin Board was $1.02.

Investing in our common stock involves a high degree of risk.

See “Risk Factors” beginning on page 5 of the Prospectus dated April 3, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 2 is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is May 12, 2006.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

May 10, 2006

Date of report (Date of earliest event reported)

MedicalCV, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	000-33295	41-1717208
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9725 South Robert Trail

Inver Grove Heights, Minnesota 55077

(Address of principal executive offices, including zip code)

(651) 452-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Director Option Agreements

Effective May 10, 2006, our Board of Directors awarded non-qualified stock options for the purchase of 50,000 shares of common stock to each of Susan L. Critzer, Larry G. Haimovitch, Lawrence L. Horsch, David B. Kaysen, Paul K. Miller and J. Robert Paulson, Jr.  The foregoing options were issued to each of our non-employee directors under our Amended and Restated 2001 Equity Incentive Plan.  Such options vested immediately.  They are exercisable at $1.05 per share, which was the closing price of our common stock on the OTC Bulletin Board on May 10, 2006.  These options expire on May 10, 2016.  We previously filed the form of non-qualified stock option agreement used in connection with awards under our Amended and Restated 2001 Equity Incentive Plan.

ITEM 8.01             OTHER EVENTS

Designation of Executive Officer

Effective May 10, 2006, our Board of Directors designated Gary O. Tegan, our Vice President, Marketing, as an “executive officer” of our company.  Biographical information regarding Mr. Tegan appears below.

Gary O. Tegan.  Mr. Tegan joined MedicalCV in April 2006 as our Vice President, Marketing.  Most recently, Mr. Tegan serviced as the Vice President of Sales & Marketing for PneumRx, Inc. from September 2005 through April 2006, where he developed and implemented the company’s sales and marketing strategy for its initial product launch.  From June 2004 to September 2005, he served as Vice President of Marketing at Curon Medical, Inc., a radiofrequency energy based company focused on the treatment of gastrointestinal disorders.  Prior to that, Mr. Tegan was the Director of Marketing for Coalescent Surgical (acquired by Medtronic in 2004) from June 2001 to June 2004, where he helped develop its anastomotic device business using technology-based marketing techniques.  Previously, Mr. Tegan held a serires of senior sales and marketing positions at United States Surgical and Starion Instruments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedicalCV, Inc.

Date: May 12, 2006	By:	/s/ John H. Jungbauer
John H. Jungbauer
Vice President, Finance and Chief Financial Officer